Exhibit 10.13

ORIGINAL

Confidential information redacted and filed separately with the Commission.

Omitted portions are indicated by [*]

CRT #:  446630

SIMMONS DEALER INCENTIVE AGREEMENT

This Simmons Dealer Incentive Agreement (the “Agreement”) is made between Simmons Bedding Company, on behalf of itself and as Agent for The Simmons Manufacturing Co., LLC (collectively, “Simmons”) and Mattress Firm, Inc. d/b/a Mattress Firm (“Dealer”) and is effective as of June 1, 2010 (the “Effective Date”).

The Dealer has entered into an Authorized Dealer Agreement, as may be further amended from time to time (the “Dealer Agreement”), and the Co-Op Advertising Agreement, as may be further amended from time to time (the “Co-Op Agreement”), with Simmons. This Agreement sets forth our understandings with respect to our mutual obligations as to matters shown below.

1.                                             Definitions.

1.1                                 “Net Purchases” means purchases by Dealer of Simmons’ branded products from Simmons, less floor sample discounts and sales or like taxes imposed by any governmental authority, for which Dealer timely pays without deduction or setoff, except as otherwise agreed to by Simmons.

1.2                                 “Eligible Products” means all Beautyrest® products purchased by Dealer from Simmons or other products purchased from Simmons, which Simmons and Dealer mutually agree in writing may replace or supplement Beautyrest® products; provided that Dealer agrees that its authorization to sell the Eligible Products is governed by the terms and conditions set forth in the Dealer Agreement. [*] and other net products will not be considered Eligible Products without prior written agreement. Floor samples and other contractually discounted products are not eligible for accruals.

2.                                       Term.     This Agreement will take effect on the Effective Date, and will terminate immediately upon the earlier of: (i) three (3) years from the Effective Date (the “Term”); (ii) the termination of the Dealer Agreement; or (iii) upon thirty (30) days written notice to Dealer if Dealer materially breaches any terms of this Agreement and such breach remains uncured during such thirty (30) day period. The first “Contract Year” runs from the Effective Date and shall end one year later and each “Contract Year” thereafter shall begin on the anniversary of the Effective Date and shall end one year later.

3.                                            Simmons Obligations. Provided that Dealer is in compliance with its obligations as set forth herein, Simmons agrees to the following:

a.                                       New Store Incentives. For each new retail store opened by Dealer during the Term of this Agreement at which Simmons’ branded products are to be sold, Simmons will, within ten (10) days after Simmons’ receipt of Dealer’s initial floor sample order for such store, [*]. Notwithstanding the foregoing, Simmons will not be obligated to pay Dealer [*] for (x) any repositioned stores; (v) any new store opened in which Dealer does not sell Simmons’

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branded products; or (z) any new store that Dealer obtained by acquisition or otherwise, which sold Simmons’ branded products prior to such acquisition. [*].

b.                                      Credit Terms. Simmons will extend credit terms to Dealer of [*]% discount if paid within [*] days of the invoice date with the total amount due in [*] days ([*]%, [*] days, net [*]). If Dealer is not paying Simmons within the established credit terms, Simmons reserves the right to stop shipping product until Dealer’s account is current.

c.                                       Floor Samples. [*] a [*] percent ([*]%) discount on the purchase of floor samples on (1) initial sample orders to new line and product introductions, [*]. Such discounts will appear on the face of the invoice, although omission of such discounts on the face of the invoice will not preclude Dealer the right to deduct such discounts in the payment of such invoice.

i.              Product samples are to remain on Dealer’s retail floors for a minimum of [*] unless otherwise agreed to in writing by Simmons. Replacement samples for floor samples that have been on Dealer’s floors for less than [*] will not be eligible for the floor sample discounts described above. Notwithstanding the foregoing, Simmons may, from time-to-time, determine that the floor samples on Dealer’s retail floors should be changed more frequently, in which case the floor sample discounts described above will apply to such replacement samples.

ii.            In the event that Dealer replaces [*] floor samples pursuant to Section 3.c.i. above, Simmons will extend to Dealer [*] ([*]%) discount on such [*] product samples; with such additional discount to be paid in the torm of merchandise credit memoranda issued by Simmons to Dealer within thirty (30) days of the date that (1) Dealer provides Simmons with written documentation reasonably confirming that [*] were properly disposed of by Dealer and (2) Dealer has replaced such floor samples with comparable new floor samples from Simmons.

iii.           From time-to-time upon Simmons’ reasonable request, Dealer will provide Simmons with a report setting forth Dealer’s floor sample inventory.

d.                                      Co-Op Advertising Funds. Simmons will accrue [*]% for co-operative advertising funds on Dealer’s behalf into internally held accounts on Dealer’s Net Purchases of Simmons’ branded products as set forth in the Co-Op Agreement. Simmons will automatically reimburse co-operative advertising funds in the form of a merchandise credit memorandum on the 15th of each month based on Dealer’s prior month’s Net Purchases of Simmons’ branded products. At Dealer’s request, Simmons will provide supporting detail of the Dealer’s monthly Net Purchases of Simmons’ branded products on which co-operative advertising funds are accrued.

c.                                       Volume Rebate Funds. Simmons will accrue and award volume rebate funds to Dealer on an annual basis during the Term as follows:

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i.              For the first Contract Year, Simmons will pay Dealer a volume rebate in an amount equal to [*] percent ([*]%) on Dealer’s Net Purchases of Eligible Products during such Contract Year.

ii.             For the second Contract Year, Simmons will pay Dealer a volume rebate in an amount equal to [*] percent ([*]%) on Dealer’s Net Purchases of Eligible Products during such Contact Year up to [*].

iii.            For the third Contract Year, Simmons will pay Dealer a volume rebate in an amount equal to [*] percent ([*]%) on Dealer’s Net Purchases of Eligible Products during such Contact Year up to [*].

By way of example, if Dealer makes Net Purchases of Eligible Products equal to $[*] during the second Contract Year, the Dealer would earn a total rebate of $[*] for such Contract Year, which will be calculated as follows:

	Net Purchases of Eligible Products During Second Contract Year	Rebate Percentage	Rebate Earned
	$[*]	[*]%	$[*]
	[*]	[*]%	[*]
	[*]	[*]%	[*]
Total:	$[*]		$[*]

The volume rebates earned by Dealer hereunder will be paid in the form of a merchandise credit memorandum within 30 days after the end of each Contract Year.

f.              Ticks. Simmons shall offer Dealer the opportunity to select exclusive ticks for new products approximately thirty (30) days before any new product is introduced.

g.         [*] or Point of Purchase Promotions Simmons will provide Dealer, at Dealer’s option, with either (i) support for the [*] program (which support shall include but not be limited to the cost of foot protectors, pillow shams, and agreed upon headboards and graphic displays), or (ii) mutually agreed upon point of purchase materials advertising Simmons’ products. Notwithstanding the foregoing, the amount of [*] support or promotional materials provided by Simmons hereunder shall not exceed $[*] for each of Dealer’s existing stores as of the Effective Date and for each new store opened or acquired by Dealer during the Term.

4.           Consumer Warranty Claims. Simmons will issue allowances to Dealer in an amount equal to [*] percent ([*]%) of Dealer’s Net Purchase fiscal month (the

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“Allowance”). The Allowance will be issued within fifteen (15) business days of the end of each fiscal month during the Term. Dealer agrees to handle at its sole cost and expense all of its consumers’ warranty claims, including without limitation all calls from consumers, inspections, replacements and correspondence; provided that all consumer warranty claims will be handled by Dealer in compliance with the terms and conditions set for the in Simmons warranty card provided with the product from time to time. Dealer will have the right to reject products determined to be factory defective within thirty (30) days of receipt and factory recalls (e.g., odor, tick yellowing) and such products shall be excluded from the Allowance calculation. Simmons will issue a credit memorandum for products rejected by Dealer due to factory defect or recall within ten (10) days of return of the rejected products to Simmons Dealer shall be solely responsible for the clearance of all Simmons products returned to Dealer on which the return Allowance was earned (“Returned Products”) and agrees to follow all applicable laws, rules and regulations in connection with the handling of the Returned Products and in the performance of its obligations hereunder. Dealer agrees to indemnify, be responsible for, defend and hold Simmons and its affiliates, officers, directors, shareholders, agents, and employees harmless from and against any and all obligations, liabilities, losses, claims, demands, suits, actions, causes of action, damages, awards, injuries, offsets, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) paid or incurred by, or imposed on, such parties, whether based in warranty, tort, contract or otherwise, directly or indirectly caused by or based upon a breach by Dealer of any of its duties and obligations hereunder, except to the extent such damages, claims, losses or other costs are determined pursuant by a final, non-appealable judgment of a court of competent jurisdiction to have been caused by or the result of Simmons’ negligence or willful misconduct.

5.             Limitation of Damages. DEALER WILL NOT BE LIABLE TO SIMMONS FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF ANY BREACH BY DEALER OF THIS AGREEMENT OR THE RELATIONSHIP WITH SIMMONS OR ANY TERMINATION OF SUCH RELATIONSHIP (INCLUDING LOSS OF GOODWILL, BUSINESS OPPORTUNITY OR PROFITS OR ADDED COSTS), WHETHER OR NOT FORESEEABLE OR FORESEEN, WHETHER CLAIMED BY REASON OF BREACH OF WARRANTY, IN TORT OR OTHERWISE, AND WITHOUT REGARD TO THE FORM OF ACTION IN WHICH SUCH CLAIM IS MADE. IN NO EVENT SHALL DEALER’S LIABILITY EXCEED THE LESSER OF THE VALUE OF THE PRODUCTS TO WHICH ANY CLAIM RELATES OR US $1,000,000. NOTWITHSTANDING THE FOREGOING, NONE OF THE LIMITATIONS CONTAINED IN THIS SECTION 5 SHALL APPLY TO DEALER’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 4 ABOVE, DEALER’S REFUND OBLIGATIONS UNDER SECTION 7 BELOW OR ANY OF DEALER’S OBLIGATIONS UNDER THE DEALER AGREEMENT OR CO-OP AGREEMENT.

6.             Promotions. Dealer agrees to promote Simmons’ branded bedding products on a regular basis, and to maintain bedding departments in good order consistent with the Dealer Agreement Dealer further agrees not to resell Simmons’ branded products to customers that Dealer knows or should have known reside outside the United States. Dealer agrees to promote a reasonable and proportionate share of Simmons’ branded products in a reasonable proportion of media that Dealer uses for its advertising to the public consistent with the Dealer Agreement.

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7.                                                 Refund.

a.             In the event this Agreement or the Dealer Agreement is terminated prior to the end of the Term, then Dealer agrees that it will return to Simmons an amount equal [*]. By way of example, if Simmons pays Dealer a New Store Incentive in the 6th month of the Term, and this Agreement terminates in the 12th month, then Dealer would owe Simmons $[*] (i.e., [*]). Dealer agrees to return the balance of any New Store Incentives it owes Simmons, if any, within thirty (30) days of the termination of this Agreement.

b.             If, prior to the end of the Term, Dealer closes, or otherwise ceases selling Simmons’ branded products at, a new store for which it received a New Store Incentive, Dealer agrees that it will return to Simmons the prorated amount of the New Store Incentive paid by Simmons with respect to such store as determined pursuant to Section 7.b above.

c.             If any retail store is not opened within [*] of the issuance of a New Store Incentive for such retail store, Dealer agrees to refund such New Store Incentive [*] after Simmons’ issuance of the credit memorandum to Dealer.

8.                Confidentiality. During the Term of this Agreement and for three (3) years thereafter, Dealer agrees to treat the terms of this Agreement as confidential provided that Dealer may disclose its terms if required by law or government agency as long as Dealer first gives Simmons prior written notice and takes or, at Simmons’ request, permits Simmons to take reasonable steps to protect the confidentiality of the terms of this Agreement.

9.               Relationship of the Parties. Simmons and Dealer are and shall remain independent contractors. This Agreement does not constitute a partnership or establish either party as the employee, agent, franchisee or legal representative of the other for any purpose and neither party has the authority to act for, bind or make commitments on behalf of the other, and Dealer hereby releases any claims that Simmons has violated any franchise disclosure or other franchisor obligation in connection with the creation of this Agreement. Dealer agrees that nothing in this Agreement gives Simmons the right to establish the prices at which Dealer advertises and/or sells Simmons’ branded products.

10.             Dealer’s Representations and Warranties. Dealer represents and warrants to Simmons that Dealer is duly organized, validly exists and is in good standing under the laws of the jurisdiction under which Dealer is organized, is authorized to execute this Agreement, has had the opportunity to retain independent counsel regarding its existing and prospective obligations and commitments to third parties, and Dealer further represents and warrants that neither the execution of this Agreement nor the performance of Dealer’s obligations under this Agreement will conflict with or violate any contractual agreements with or commitments, whether written or oral, to any third party.

11.              Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and cancels and supersedes all prior agreements, understandings and arrangements, whether written or oral, between the Parties with respect to such subject matter, other than the Dealer Agreement and Co-Op Agreement referenced above. To the extent of any conflicts between the terms of this Agreement and the Dealer

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Agreement or Co-Op Agreement, then this Agreement shall control. No amendment, modification or waiver of the terms of this Agreement will be binding on either party unless reduced to writing and signed by an authorized representative of the party to be bound.

12.              Meetings. Simmons acknowledges that Dealer strives to maintain margins to as to permit productivity and profitability of its operations. The parties agree to have quarterly meetings in which the profitability and productivity of the Simmons branded products on Dealer’s retail floors are discussed. To the extent that any of such products are deemed unproductive or unprofitable to Dealer, then Simmons agrees to use commercially reasonable efforts to take steps to assist in reestablishing the profitability and productivity of such products, including the replacement thereof.

13.              Price Increases. Simmons shall give Dealer [*] days written notice of any price increase of any Simmons branded product on Dealer’s retail floors. [*].

14.              Notices. Any notice required or permitted under this Agreement must be given in writing to the address provided for the party receiving the notice in a manner provided for in the Dealer Agreement. Notices to Simmons shall be made to:

Simmons Bedding Company

One Concourse Parkway

Suite 800

Atlanta, Georgia 30328

Attention: Legal Department

Notices to Dealer shall be made to:

Steve Stagner,

President and CEO

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023 USA

15.              Assignment. Neither party may assign its rights or delegate any of its rights or obligations under this Agreement without the express prior written consent of the other party. Notwithstanding the foregoing, however, in the event that either party sells all or substantially all of their assets, or sells all or substantially all of their shares either by acquisition, sale, merger or in the event that either party puts their shares in to a public offering, then, in that event, this Agreement may be assigned to the successor in interest without consent.

16.              Choice of Law. This Agreement and all claims arising under or in connection with it shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to any conflicts or choice of laws principles that would otherwise require the application of the laws of any other jurisdiction.

17.              Arbitration. Except as otherwise set forth in the Dealer Agreement, any and all disputes between Dealer and Simmons or any of its affiliates, including any disputes related to this

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Agreement or the making of it, will be resolved by binding arbitration under the rules of the American Arbitration Association. If Simmons initiates an arbitration proceeding against Dealer, the proceedings will be held in the county and state where Dealer’s principal place of business is located. If Dealer initiates an arbitration proceeding against Simmons or any of its affiliates, the proceeding will be held in Atlanta, Georgia. The arbitration panel will consist of three (3) arbitrators, and Dealer and Simmons will request that at least one (1) arbitrator be an attorney familiar with dealer agreements. Damages recoverable in any arbitration will be limited to actual damages proved, and neither party will be entitled to recover special, consequential, exemplary, punitive, or multiplied damages. Neither party may join any arbitration proceeding with an arbitration or other action brought by any other person or entity. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. Nothing contained in this Section 17 shall prevent either party hereto from seeking a pre-award attachment of assets or temporary and/or preliminary injunctive relief to enforce intellectual property rights or confidentiality obligations in a court of competent jurisdiction prior to an award on the merits by the arbitration panel.

18.              Force Majeure. No liability hereunder shall result to Simmons or any of its affiliates from delay in performance or non performance caused by circumstances beyond the control of Simmons or any of its affiliates, including, but not limited to: Acts of God or the public enemy, civil or military unrest, fire, flood, war, military action, civil disturbance, insurgency, acts of terrorism, civil commotion, governmental regulation, direction or request, accident, strike, labor trouble, shortage of or inability to obtain material, equipment or transportation, fuel shortage, smoke, or water damage. Simmons or its affiliates may omit purchases or deliveries during the period of continuance of such circumstances in which case, accepted order quantities shall be reduced by the quantities so omitted.

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This Agreement has been signed by the authorized representatives of each party:

MATTRESS FIRM, INC.		SIMMONS BEDDING COMPANY, on
behalf of itself and as Agent for THE
SIMMONS MANUFACTURING CO.,
By:	/s/ Steve Stagner	LLC

Name:	Steve Stagner
		By:	/s/ Gary Fazio
Title:	President and Chief Executive Officer
		Name:	Gary Fazio
Date:	10/2010
		Title:	Chief Executive Officer

		Date:	10/12/10

		By:	/s/ William S. Creekmuir

		Name:	William S. Creekmuir

		Title:	Executive Vice President
and Chief Financial Officer

		Date:	10/12/10

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